Exhibit 99.9

JOINT FILING AGREEMENT

JOINT FILING AGREEMENT, dated as of March 22, 2016, by and among (i) Walgreens Boots Alliance Holdings LLC, a Delaware limited liability company (“WBA Holdings”); (ii) Walgreens Pharmacy Strategies, LLC, an Illinois limited liability company (“WPS”); (iii) Bond Drug Company of Illinois, LLC, an Illinois limited liability company (“Bond Drug”); (iv) Walgreen Eastern Co., Inc., a New York corporation (“WEC”); (v) Walgreen Arizona Drug Co., an Arizona corporation (“WADC”); (vi) Walgreen Hastings Co., a Nebraska corporation (“WHC”); (vii) Walgreen Co., an Illinois corporation (“Walgreen”); (viii) WBA Investments, Inc., a Delaware corporation (“WBA Investments”); and (ix) Walgreens Boots Alliance, Inc., a Delaware corporation (“WBA”). WBA Holdings, WPS, Bond Drug, WEC, WADC, WHC, Walgreen, WBA Investments and WBA are collectively referred to as the “Reporting Persons.”

WHEREAS, each of the undersigned desires to consent and agree, in accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, to the joint filing on behalf of each of them of a Statement on Schedule 13D and all amendments thereto with respect to the common stock, par value $0.01 per share (“Common Stock”), of AmerisourceBergen Corporation, a Delaware corporation (the “Issuer”) beneficially owned (or may be deemed to be beneficially owned, as applicable) by each of them.

NOW, THEREFORE, the parties hereto agree as follows:

1. The Reporting Persons (collectively, the “Reporting Group”) shall prepare a single statement containing the information required by Schedule 13D with respect to their respective interests in the Common Stock, including any amendments thereto (the “Reporting Group Schedule 13D”), and the Reporting Group Schedule 13D shall be filed on behalf of each of them. This Joint Filing Agreement may be referenced therein and shall be included as an exhibit thereto.

2. Each member of the Reporting Group shall be responsible for the timely filing of the Reporting Group Schedule 13D and any necessary amendments thereto, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning any other party contained therein, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

3. This Agreement shall continue unless terminated by any party hereto.

4. The Global Chief Administrative Officer and General Counsel of Walgreens Boots Alliance, Inc. shall be designated as the person authorized to receive notices and communications with respect to the Reporting Group Schedule 13D and any amendments thereto.

5. This Agreement may be executed in counterparts, each of which taken together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

WALGREENS BOOTS ALLIANCE HOLDINGS LLC

By:	/s/ Jason Dubinsky
Name:	Jason Dubinsky
Title:	Vice President

WALGREENS PHARMACY STRATEGIES, LLC

By:	/s/ Richard Ashworth
Name:	Richard Ashworth
Title:	President

BOND DRUG COMPANY OF ILLINOIS, LLC

By:	/s/ Mark A. Wagner
Name:	Mark A. Wagner
Title:	President

WALGREEN EASTERN CO., INC.

By:	/s/ Richard Ashworth
Name:	Richard Ashworth
Title:	President

WALGREEN ARIZONA DRUG CO.

By:	/s/ Richard Ashworth
Name:	Richard Ashworth
Title:	President

WALGREEN HASTINGS CO.

By:	/s/ Richard Ashworth
Name:	Richard Ashworth
Title:	President

WALGREEN CO.

By:	/s/ Richard Ashworth
Name:	Richard Ashworth
Title:	President, Pharmacy and Retail Operations

WBA INVESTMENTS, INC.

By:	/s/ Jason Dubinsky
Name:	Jason Dubinsky
Title:	Vice President

WALGREENS BOOTS ALLIANCE, INC.

By:	/s/ Marco Pagni
Name:	Marco Pagni
Title:	Executive Vice President, Global Chief Administrative Officer and General Counsel